EXHIBIT 99.1

CITIZENS HOLDING COMPANY EARNINGS UP 2.6%

PHILADELPHIA, Miss.—(BUSINESS WIRE)—July 22, 2003—Citizens Holding Company (Amex:CIZ) announced today results of operations for the three and six months ended June 30, 2003.

Net income for the three months ended June 30, 2003 increased to $1.771 million, or $0.36 per share-basic and $0.35 per share-diluted, from $1.662 million, or $0.33 per share-basic and diluted for the same quarter last year. Net interest income, after the provision for loan losses for the quarter, was approximately 4.16% higher compared to same quarter last year. The increase in net interest income for the three month period is attributable to the growth in loans resulting from the acquisition Citizens Bank & Trust in May 2002, coupled with normal growth. The net interest margin decreased to 4.43% in the second quarter of 2003 from 4.79% in the same period in 2002. The slight decline in net interest margin is the result of ongoing repricing of loans and deposits to reflect further declines in overall interest rates. Non-interest expenses in the three month period increased as a result of personnel and occupancy costs and amortization expense associated with the acquisitions, and normal costs increases related to growth of the bank.

The provision for loan losses for the second quarter of 2003 was $375,000 compared to $435,318 in the second quarter of 2002. Overall, loan losses for the period were down; net loan chargeoffs for the second quarter of 2003 were $258,383 compared to $435,318 for the same quarter in 2002. However, increases in loan volume and current economic conditions make an additional increase in loan loss provision in the second quarter of 2003 prudent.

Net income for the six months increased 2.6% to $3.291 million from the $3.207 million for the first six months of 2002. Net interest income increased 7.2% to $9.746 million from $9.089 million in the same period in 2002 while the net interest margin declined to 4.46% in 2003 from 4.71% in 2002. The provision for possible loan losses for the six months ended June 30, 2003 was $750,000 compared to the $669,814 for the same period in 2002. Increases in loan volume and current economic conditions are the reasons for the increase.

Total assets as of June 30, 2003 increased $38.5 million, or 7.43%, when compared to December 31, 2002. Deposits increased $22.5 million, or 5.2%. Loans net of unearned interest during this period grew $29.7 million, or 9.6%.

Greg L. McKee, President and CEO stated, “We continue to be pleased with our growth during 2003. Loans and deposits both showed substantial growth. Net income increased over the same period last year while we continue to make appropriate provisions for loan losses to reflect the uncertainty in our economy. Non-interest income continues to increase as evidenced by the increase of 20.0% in the first half of 2003 compared to the same period last year.”

During the first two quarters of 2003, the Company paid dividends totaling $0.28 per share. This represents an increase of 16.7% over the same period in 2002.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has nineteen banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operate; (b) changes in the legislative and regulatory environment that negatively impact the Company and bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30		Year to Date Ended June 30
	2003	2002	2003	2002
Interest income and fees	$7,407	$7,574	$14,746	$14,604
Interest expense	$2,076	$2,380	4,250	4,845

Net interest income	5,331	5,194	10,496	9,759

Provision for loan losses	$375	$436	750	670
Net interest income after provision for loan losses	4,956	4,758	9,746	9,089

Non-interest income	$1,353	$1,043	2,458	2,049
Non-interest expense	$3,683	$3,364	7,386	6,407

Net income before taxes	2,626	2,437	4,818	4,731
Income taxes	$855	$775	1,527	1,524

Net income	$1,771	$1,662	$3,291	$3,207

Earnings per share—basic	$0.36	$0.33	$0.66	$0.65

Earnings per share—diluted	$0.35	$0.33	$0.66	$0.64

Average shares outstanding-basic	4,974,578	4,963,028	4,974,578	4,963,028

Average shares outstanding-diluted	5,012,115	4,995,325	5,007,598	4,995,296

	As of June 30, 2003	As of December 31, 2002
Balance Sheet Data:
Total assets	$556,987	$518,451
Total earning assets	509,673	468,592
Loans net of unearned	337,865	308,175

Allowance for loan losses	-4,518	-4,222
Total deposits	455,289	432,768
Long term borrowings	34,127	24,606
Shareholders’ equity	55,673	53,783
Book value per share	$11.19	$10.81
Dividends paid	$0.28	$0.52

Average Balance Sheet Data:
Total assets	$537,938	$491,833
Total earning assets	490,571	450,174
Loans net of unearned	322,030	289,407
Total deposits	446,226	406,560
Long term borrowings	26,236	19,301
Shareholders’ equity	55,523	51,304

Non-performing assets:
Non-accrual loans	654	358
Loans 90+ days past due	2,295	5,117
Other real estate owned	1,054	1,286

Net charge-off as a percentage average net loans	0.06%	0.61%

Performance Ratios:
Return on average assets	1.22%	1.28%
Return on average equity	11.86%	12.28%

Net interest margin (tax equivalent)	4.46%	4.67%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

Rsmith@netdoor.com